Exhibit (a)(5)

AMERICAN TOWER CORPORATION

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

Pursuant to the Offer to Exchange dated June 24, 2003

To: American Tower Corporation:

Attn: Ms. Suzanne Walsh

I previously received a copy of the Offer to Exchange and the materials accompanying the offer. I completed, signed and returned the election form, in which I elected not to offer any options for exchange. I now wish to change that election.

I understand that in order to withdraw my rejection and to offer my options for exchange, I must sign and deliver this notice and a new election form to you before 5:00 P.M., Boston time, on August 1, 2003, or if American Tower extends the deadline to exchange options, before the extended expiration of the offer, and put an “X” in the following box:

☐    I wish to offer for exchange the eligible options I have indicated on the new election form I am attaching hereto.

I understand that I must complete a new election form and timely return it to you in order to effectively withdraw my previous rejection of the offer to exchange.

Date:

Signature

Name (please print)

Social Security Number